Exhibit 99.1

DUSKA THERAPEUTICS ANNOUNCES ESCROW FUNDING

OF $2 MILLION PRIVATE PLACEMENT

BALA CYNWYD, PA — March 9, 2006 — Duska Therapeutics, Inc. (“Duska”) (OTCBB: DSKT), a development-stage biopharmaceutical company focused on the development of diagnostic and therapeutic products based on adenosine 5’-triphosphate (ATP) and P2 receptors-related technologies, today announced that it has received subscriptions from accredited investors to purchase $2,000,000 of its common stock in connection with its previously-announced private placement, which provides for the sale of up to 8,000,000 shares of Duska’s common stock at $0.25 per share. The $2,000,000 is represented by checks or funds, which are being held by an independent escrow agent, and will be released to Duska when a registration statement covering the resale of such shares is declared effective by the Securities and Exchange Commission. If the registration statement does not become effective by June 5, 2006, and the escrow duration is not extended by the unanimous consent of the investors, the $2,000,000 of escrowed checks or funds will be returned to the investors. The Company intends to use the expected proceeds to cover general and administrative expenses, and to fund further development of its products, potential acquisitions of drug candidates and/or strategic partnerships. The private placement is still subject to the contingency noted above.

If and when the private placement is completed, it will not be registered under the Securities Act or any state securities laws, and cannot be not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to buy or sell any securities.

About Duska Therapeutics

Duska Therapeutics, Inc., based in Bala Cynwyd, Pennsylvania, is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products based on adenosine 5’-triphosphate, (ATP) and P2 receptors-related technologies. Duska owns or has exclusive license rights to a number of proprietary diagnostic and therapeutic applications, four of which are currently in various stages of development in the fields of syncope (fainting), male infertility, chronic obstructive pulmonary disorders and cough, and glaucoma. For more information, visit Duska’s website at www.duskatherapeutics.com.

To be added to Duska’s investor lists, please e-mail Haris Tajyar at htajyar@irintl.com or via telephone at 818-382-9700.

Forward-Looking Statement: This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that may involve risks and certainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of Duska’s drug development projects and the private placement’s contingency on the effective registration of the resale of that common stock. Additional uncertainties and risks are described in Duska’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K. Duska undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Duska Therapeutics, Inc.

General Information:

Amir Pelleg, 610-660-6690

    or

Investor or Media Contact:

Investor Relations International

Haris Tajyar, 818-382-9700